Exhibit 99.1

Contacts:	Investor Relations:	Corporate Communications:
	Brent Anderson	Jane Hays
	Vice President-Investor Relations	Vice President-Corporate Communications
	(972) 543-8207	(972) 543-8123

MERITAGE HOMES REPORTS THIRD QUARTER AND YEAR-TO-DATE 2008 RESULTS

THIRD QUARTER RESULTS (PERCENT CHANGE 2008 VS. 2007):

•                  Net loss of $144M or $(4.69) per share, includes $55M pre-tax real estate-related charges and a $106M deferred tax asset valuation allowance; pre-tax loss of $7M excluding these charges

•                  Deterioration in credit markets and the effects of Hurricane Ike evident in declines of 25% in total closings and 29% in net orders, with cancellation rate of 40%, resulting in lower revenue, increase in unsold homes and reduced cash flow from operations in the quarter

YEAR-TO-DATE RESULTS (PERCENT CHANGE 2008 VS. 2007):

•                  Reduced general & administrative expenses by $24M, to 4.7% of total revenue (4.4% in 2007)

•                  Reduced spec inventory by 27% and generated $106M cash flow from operations

•                  Ended September with $119M cash and no bank debt; $338M available under credit facility

•                  Maintained asset-light strategy by reducing lot supply to 20,738, or approximately 3.3 years, with just 1.4 years supply (9,095 lots) owned

•                  Reduced net debt-to-capital ratio at September 30 to 46% in 2008, from 50% in 2007

Scottsdale, Arizona (October 27, 2008) – Meritage Homes Corporation (NYSE: MTH) today announced third quarter and year-to-date results for the periods ended September 30, 2008.

Summary Operating Results (Unaudited)

(Dollars in millions, except per share amounts)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2008	2007	%Chg	2008	2007	%Chg
Homes closed (units)	1,423	1,894	-25%	4,139	5,548	-25%
Home closing revenue	$373	$575	-35%	$1,118	$1,719	-35%
Sales orders (units)	1,013	1,435	-29%	4,120	5,242	-21%
Sales order value	$254	$390	-35%	$1,061	$1,532	-31%
Ending backlog (units)				2,269	3,379	-33%
Ending backlog value				$613	$1,014	-40%
Net loss (including write-offs)	$(144)	$(119)	-21%	$(213)	$(160)	-33%
Adjusted pre-tax (loss)/earnings* (excluding write-offs)	(7)	24	-127%	(12)	83	-115%
Diluted EPS (including write-offs)	$(4.69)	$(4.52)	-4%	$(7.37)	$(6.10)	-21%

* see p.5 “Operating Results” for non-GAAP reconciliation between net loss and adjusted pre-tax (loss)/earnings

Continued slowing in housing market results in further impairments

Meritage reported a net loss of $144 million for the third quarter of 2008, including real estate-related and joint venture charges of $55 million (pre-tax), and a deferred tax asset valuation allowance of $106 million. By comparison, the net loss of $119 million reported for the third quarter of 2007 included $172 million (pre-tax) of real estate-related and joint venture charges, and an additional $45 million (pre-tax) charge to impair goodwill. Excluding these primarily non-cash charges, the third quarter 2008 pre-tax loss was $7 million, compared to pre-tax income of $24 million in the third quarter of 2007, reflecting lower closing volume and revenue, increased use of incentives and reduced margins on homes closed.

Third quarter 2008 home closing revenue declined 35% from the prior year, as a result of 25% lower closings and a 14% decline in average sale prices.

Gross margins excluding impairment charges fell, reflecting lower net sales prices on fewer deliveries, partially offset by construction cost reductions and a lower asset basis on homes closed due to prior impairments. Third quarter gross margins were 12.7% before impairments in 2008, compared to 14.8% before impairments in 2007.

“While Hurricane Ike hurt our Houston operations in early September, the financial crisis and slowing economy have damaged buyers’ confidence and resulted in further declines in home sales and asset values,” said Steven J. Hilton, chairman and CEO of Meritage. “That prompted us to record further real estate impairments in our third quarter. Based on greater uncertainty as to the timing of an eventual recovery in homebuilding, we concluded this quarter that a valuation allowance against our deferred tax asset was warranted.”

Impairments of existing projects accounted for $35 million of the total third quarter real estate-related charges, with additional impairments of $13 million on land held for sale, $6 million of option terminations and $1 million related to joint venture impairments. More than half of the third quarter 2008 real estate impairments were in Arizona, primarily from the four attached home communities that Meritage has in Phoenix. California made up another 20% of the impairments, as housing markets there were further battered by falling prices and an over-supply of new and existing inventory.

Meritage reported a year-to-date net loss of $213 million in 2008, including primarily non-cash real estate-related and joint venture charges of $154 million (pre-tax), and the deferred tax asset valuation allowance of $106 million. By comparison, the year-to-date net loss of $160 million in 2007 included $269 million (pre-tax) of real estate-related and joint venture charges, and a $73 million (pre-tax) charge to impair goodwill. Year-to-date 2008 home closing revenue also declined 35% from the prior year, consistent with the third quarter, as a result of 25% lower closings and a 13% decline in average sale prices.

Meritage controlled overhead costs relative to its decline in revenue, reducing general and administrative expenses by $24 million (31%) year-to-date, to 4.7% of year-to-date revenue in 2008, compared to 4.4% in 2007. Excluding a $10 million benefit in the second quarter 2008 related to a successful legal settlement, year-to-date general and administrative expenses were $63 million, or 5.6% of year-to-date revenue.

Sales increase in Arizona, declines in all other markets

Third quarter net orders declined 29% from 2007 to 2008 after a 40% cancellation rate in the quarter, which was higher than the 27% and 29% rates in the first two quarters of 2008, and in line with 41% in the third quarter of 2007. Arizona sales increased 17% year over year, while the largest percentage declines in sales were experienced in Florida (-74%) and California (-53%).

“We’ve reported lesser sales declines in the last several quarters than many other homebuilders. However, consistent with what others have reported, we saw a substantial decrease in traffic and sales during September, which has continued in October. Our September net sales were about 30% lower than the July-August pace, and our cancellation rate jumped to 45% that month in the wake of September’s crisis in the financial markets,” said Mr. Hilton.

He added, “Texas housing markets have been among the strongest through this downturn, due to the state’s strong population and employment growth. While orders there had already come down about 30% from the peak in 2006, Hurricane Ike further reduced sales, construction and closings in Houston, our largest market. That, combined with the overall impact of the financial crisis, contributed to a third quarter sales decline of 28% from last year, resulting in a 16% decline year-to-date in Texas.”

Focused on maintaining balance sheet strength

Despite being a build-to-order homebuilder, cancellations resulted in a sequential increase of Meritage’s inventory of unsold homes, which rose to 809 as of September 30, 2008, from 725 the previous quarter, yet were 34% lower than September 30, 2007.

The Company ended the quarter with $119 million in cash, no bank debt and $338 million available under the terms of its credit facility. Delayed closings and higher inventory levels reduced net cash flow in the third quarter. Despite that, Meritage was modestly cash flow positive for the quarter, and has generated more than $106 million positive cash flow from operations in the first three quarters of 2008.

Meritage’s net debt-to-capital ratio was 46% at September 30, 2008, compared to 41% at the end of the previous quarter and 50% at September 30, 2007. The increase this quarter was due to a reduction in shareholders’ equity from the net loss, driven primarily by the deferred tax valuation allowance and real estate impairments. Meritage was in compliance with all covenants under its amended credit facility as of September 30, 2008.

The total of 20,738 lots controlled at September 30, 2008, was 62% lower than its peak three years earlier, and down from 21,902 at June 30, 2008. Consistent with management’s strategy to reduce risks associated with owning long land positions in depreciating markets, the Company’s 1.4-year supply of owned lots (based on trailing twelve months’ closings) is one of the lowest in the homebuilding industry.

Summary and future outlook

Mr. Hilton concluded, “We believe that true demand for homes is being depressed by the volatility in the financial markets and the constant barrage of negative news. It appears that this has caused many buyers to defer home purchases until prices and economic conditions stabilize. A few markets such as Sacramento have shown sales increases recently, as buyers have taken advantage of the large selection and lower prices on homes, and brought down inventories despite additional foreclosures. However, those isolated bright spots may not be indicative of the market in general, so we are emphasizing a more defensive strategy going forward.

“We will focus our efforts on reducing Meritage’s inventory of unsold homes, reducing construction costs and overhead expenses, generating cash and protecting our balance sheet. We’ll be very cautious in acquiring any new lot positions.

“Despite lower sales and current market conditions, we expect to generate positive cash flow for the next several quarters from our continued reduction of inventory and projected collection of roughly $80 million in tax refunds in the first half of 2009.

“We are hopeful that the actions being taken by the federal government and other international leaders will restore faith in the credit markets, ease liquidity and stem the tide of foreclosures. We will continue to focus on protecting our balance sheet, and we believe that we are in markets that will offer some of the best long-term opportunities for homebuilders.”

Conference call and webcast

The Company will host a conference call to discuss these results on October 28, 2008, at 11:00 a.m. Eastern Time. The call will be webcast by B2i Technologies, with an accompanying slideshow on the “Investor Relations” page of the Company’s web site at http://www.meritagehomes.com. For telephone participants, the dial-in number is 888-241-0558 with a passcode of “Meritage”. Participants are encouraged to dial in five minutes before the call begins. A replay of the call will be available after 4:00 p.m. EDT October 28, 2008, through midnight November 28, 2008 on the websites noted above, or by dialing 800-374-8789, and referencing passcode 64825132.

Meritage Homes Corporation and Subsidiaries

Operating Results

(Unaudited)

(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Operating results
Home closing revenue	$372,907	$574,667	$1,118,486	$1,718,530
Land closing revenue	1,859	3,902	5,007	6,156
Total closing revenue	374,766	578,569	1,123,493	1,724,686

Home closing gross profit/(loss)	6,786	(62,283)	31,135	37,456
Land closing loss	(13,050)	(759)	(19,616)	(399)
Total closing gross (loss)/profit	(6,264)	(63,042)	11,519	37,057

Commissions and other sales costs	(33,840)	(49,598)	(101,274)	(145,003)
General and administrative expenses (1)	(20,735)	(21,308)	(52,481)	(76,385)
Goodwill-related impairments	—	(45,000)	—	(72,952)
Interest expense	(5,835)	(2,319)	(17,034)	(2,638)
Other income/(loss), net (2)	5,092	(11,150)	(7,256)	918
Loss before income taxes	(61,582)	(192,417)	(166,526)	(259,003)
(Provision)/benefit for income taxes	(82,431)	73,865	(46,260)	98,991
Net loss	$(144,013)	$(118,552)	$(212,786)	$(160,012)

Loss per share
Basic and Diluted:
Loss per share	$(4.69)	$(4.52)	$(7.37)	$(6.10)

Weighted average shares outstanding	30,690	26,249	28,872	26,216

Non-GAAP Reconciliations:
Total closing gross (loss)/profit	(6,264)	(63,042)	11,519	37,057
Add: Real estate-related impairments
Terminated lot options & land held for sale	19,342	48,565	44,939	84,684
Impaired projects	34,670	99,820	88,564	159,600
Adjusted closing gross profit	$47,748	$85,343	$145,022	$281,341

Loss before income taxes	$(61,582)	$(192,417)	$(166,526)	$(259,003)
Add: Real estate-related and JV impairments
Terminated lot options and land sales	19,342	48,565	44,939	84,684
Impaired projects	34,670	99,820	88,564	159,600
Joint venture (JV) impairments	1,070	23,369	20,759	24,489
Goodwill-related impairments	—	45,000	—	72,952
Adjusted (loss)/earnings before income taxes	$(6,500)	$24,337	$(12,264)	$82,722

(1)       General and administrative expenses for the nine months ended September 30, 2008 include a $10.2 million benefit related to a successful legal settlement.

(2)       Other income is net of the Joint Venture (JV) impairments shown in the “Non-GAAP reconciliations” section.

Meritage Homes Corporation and Subsidiaries

Non-GAAP Financial Disclosures

(Unaudited)

(Dollars in thousands)

	Three Months Ended		Nine Months Ended		As of and for the Four Quarters Ended
	September 30,		September 30,		September 30,
	2008	2007	2008	2007	2008	2007
EBITDA reconciliation: (1)
Net loss	$(144,013)	$(118,552)	$(212,786)	$(160,012)	$(341,625)	$(150,988)
(Benefit)/provision for income taxes	82,431	(73,865)	46,260	(98,991)	(22,380)	(94,394)
Interest amortized to cost of sales & interest expense	13,068	14,920	40,836	33,058	59,185	43,257
Depreciation and amortization	3,221	4,412	9,785	13,456	14,147	21,913
EBITDA	$(45,293)	$(173,085)	$(115,905)	$(212,489)	$(290,673)	$(180,212)
Add back:
Real estate-related impairments	55,082	171,754	154,262	268,773	283,787	331,438
Fixed asset impairments	—	—	—	—	3,124	—
Goodwill-related impairments	—	45,000	—	72,952	57,538	72,952
Adjusted EBITDA	$9,789	$43,669	$38,357	$129,236	$53,776	$224,178

Interest coverage ratio: (2)
Adjusted EBITDA					$53,776	$224,178
Interest incurred					52,648	61,109
Interest coverage ratio					1.0	3.7

Net debt-to-capital: (3)
Notes payable and other borrowings					$629,718	$883,927
Less: cash and cash equivalents					$(119,027)	$(45,297)
Net debt					510,691	838,630
Stockholders’ equity					604,891	852,898
Capital					1,115,582	1,691,528
Net debt-to-capital					45.8%	49.6%

(1)  EBITDA and adjusted EBITDA are non-GAAP financial measures representing net earnings before interest expense amortized to cost of sales, income taxes, depreciation and amortization, with write-offs and impairment charges also excluded from adjusted EBITDA.  A non-GAAP financial measure is a numerical measure of a company’s historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet, or statement of cash flows (or equivalent statements) of the Company; or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented.  In this regard, GAAP refers to generally accepted accounting principles in the United States.  We have provided a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measure.  EBITDA is presented here because it is used by management to analyze and compare Meritage with other homebuilding companies on the basis of operating performance and we believe it is a financial measure widely used by investors and analysts in the homebuilding industry. Adjusted EBITDA is presented because it more closely, although not exactly, resembles the comparable covenant calculations under our revolving credit facility and senior and senior subordinated note indentures. These measures as presented may not be comparable to similarly titled measures reported by other companies because not all companies calculate EBITDA in an identical manner and, therefore, it is not necessarily an accurate means of comparison between companies.  EBITDA is not intended to represent cash flows for the period or funds available for management’s discretionary use nor has it been presented as an alternative to operating income or as an indicator of operating performance and it should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

(2)  Interest coverage ratio is calculated as the trailing four quarters’ Adjusted EBITDA divided by the trailing four quarters’ interest incurred. This calculation may differ from our interest coverage ratio as computed for our credit facility covenant due to additional non-cash reconciling items, such as stock compensation.

(3) Net debt-to-capital is calculated as notes payable and other borrowings less cash and cash equivalents, divided by the sum of notes payable and other borrowings, less cash and cash equivalents, plus stockholders’ equity.

Meritage Homes Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	September 30, 2008	December 31, 2007	September 30, 2007
Assets:
Cash and cash equivalents	$119,027	$27,677	$45,297
Income tax receivables	60,415	67,424	40,970
Other receivables	38,010	56,079	52,603
Real estate (1)	1,049,530	1,267,879	1,504,137
Investments in unconsolidated entities	20,788	26,563	57,387
Deferred tax asset, net	31,336	139,057	110,390
Option deposits	69,032	87,191	106,768
Other assets	65,606	76,511	157,916
Total assets	$1,453,744	$1,748,381	$2,075,468

Liabilities:
Senior notes	478,926	478,802	478,760
Senior subordinated notes	150,000	150,000	150,000
Credit facility	—	82,000	234,500
Other borrowings	792	19,073	20,667
Accounts payable, accrued liabilities, homebuyer deposits, and other liabilities	219,135	288,342	338,643
Total liabilities	848,853	1,018,217	1,222,570
Total equity	604,891	730,164	852,898
Total liabilities & equity	$1,453,744	$1,748,381	$2,075,468

(1) Real estate consists of the following:
Homes under contract under construction	$316,834	$327,416	$535,405
Finished homesites/under development	499,470	596,752	624,098
Unsold homes, completed and under construction	149,992	236,099	255,334
Model homes	59,928	61,172	59,237
Model home lease program	792	19,073	20,667
Land held for development or sale	22,514	27,367	9,396
Total real estate	$1,049,530	$1,267,879	$1,504,137

Meritage Homes Corporation and Subsidiaries

Condensed Consolidated Statement of Cash Flows

(Unaudited)

(in thousands)

	Nine Months Ended September 30,
	2008	2007

Operating results

Net loss	$(212,786)	$(160,012)
Real estate-related impairments	133,503	244,284
Goodwill-related impairments	—	72,952
Decrease/(increase) in deferred taxes	1,496	(81,424)
Deferred tax valuation allowance	106,225	—
Equity in losses from JVs and distributions of JV earnings, net	22,020	21,724
Decrease/(increase) in real estate and deposits, net	95,818	(131,410)
Other operating activities	(40,124)	(128,047)
Net cash provided by/(used in) operating activities	106,152	(161,933)

Cash used in investing activities	(16,479)	(2,948)

Net (repayments)/borrowings under Credit Facility	(82,000)	8,000
Proceeds from issuance of senior subordinated notes, net	—	144,572
Proceeds from issuance of common stock, net	82,775	—
Other financing activities	902	896

Net cash provided by financing activities	1,677	153,468

Net increase/(decrease) in cash	91,350	(11,413)
Beginning cash and cash equivalents	27,677	56,710
Ending cash and cash equivalents	$119,027	$45,297

Meritage Homes Corporation and Subsidiaries

Operating Data (Unaudited)

(Dollars in Thousands)

	For the Three Months Ended September 30,
	2008		2007
	Homes	Value	Homes	Value
Homes Closed:
California	131	$52,530	229	$104,989
Nevada	71	19,057	71	24,817
West Region	202	71,587	300	129,806

Arizona	297	75,226	373	119,600
Texas	783	186,023	1,038	263,504
Colorado	37	13,342	64	22,669
Central Region	1,117	274,591	1,475	405,773

Florida	104	26,729	119	39,088
East Region	104	26,729	119	39,088

Total	1,423	$372,907	1,894	$574,667

Homes Ordered:
California	85	$32,768	180	$72,641
Nevada	41	11,780	51	13,629
West Region	126	44,548	231	86,270

Arizona	220	49,314	188	46,366
Texas	609	145,463	850	209,708
Colorado	25	7,943	41	13,408
Central Region	854	202,720	1,079	269,482

Florida	33	7,113	125	34,614
East Region	33	7,113	125	34,614

Total	1,013	$254,381	1,435	$390,366

Meritage Homes Corporation and Subsidiaries

Operating Data (Unaudited)

(Dollars in Thousands)

	As of and For the Nine Months Ended September 30,
	2008		2007
	Homes	Value	Homes	Value
Homes Closed:
California	456	$187,357	631	$306,380
Nevada	205	55,174	174	61,743
West Region	661	242,531	805	368,123

Arizona	772	205,094	1,229	422,624
Texas	2,311	560,634	3,024	759,592
Colorado	101	35,323	125	46,142
Central Region	3,184	801,051	4,378	1,228,358

Florida	294	74,904	365	122,049
East Region	294	74,904	365	122,049

Total	4,139	$1,118,486	5,548	$1,718,530

Homes Ordered:
California	451	$177,913	714	$317,032
Nevada	193	50,833	205	69,264
West Region	644	228,746	919	386,296

Arizona	765	170,216	1,035	303,532
Texas	2,410	581,280	2,854	710,522
Colorado	102	35,493	145	52,377
Central Region	3,277	786,989	4,034	1,066,431

Florida	199	45,659	289	79,721
East Region	199	45,659	289	79,721

Total	4,120	$1,061,394	5,242	$1,532,448

Order Backlog:
California	159	$72,088	309	$140,468
Nevada	52	14,319	88	29,246
West Region	211	86,407	397	169,714

Arizona	383	85,680	711	228,214
Texas	1,571	404,997	2,039	533,093
Colorado	54	18,307	65	25,018
Central Region	2,008	508,984	2,815	786,325

Florida	50	17,502	167	57,940
East Region	50	17,502	167	57,940

Total	2,269	$612,893	3,379	$1,013,979

Meritage Homes Corporation and Subsidiaries

Operating Data (Unaudited)

	Year-to-date 2008		Year-to-date 2007
	Beg.	End	Beg.	End
Active Communities:

California	27	15	26	29
Nevada	11	12	5	11
West Region	38	27	31	40

Arizona	36	30	42	37
Texas	127	132	121	124
Colorado	6	5	6	7
Central Region	169	167	169	168

Florida	13	13	13	13
East Region	13	13	13	13

Total	220	207	213	221

About Meritage Homes Corporation

Meritage Homes Corporation (NYSE:MTH) builds primarily single-family homes across the southern and western United States under the Meritage, Monterey and Legacy brands. Meritage has active communities in Houston, Dallas/Ft. Worth, Austin, San Antonio, Phoenix/Scottsdale, Tucson, Las Vegas, the California East Bay/Central Valley and Inland Empire, Denver and Orlando.  The Company was ranked by Builder magazine in 2007 as the 12th largest homebuilder in the U.S. and ranked #803 on the 2008 Fortune 1000 list. For more information about the Company, visit www.meritagehomes.com.

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This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements include those regarding the Company’s outlook for the homebuilding markets; future strategy and intention to reduce its inventory of unsold homes, construction costs and overhead expenses to protect its balance sheet; strategy with respect to new lot positions; and anticipation that it will generate positive cash flow and collect tax refunds. Such statements are based upon preliminary financial and operating data which are subject to finalization by management and review by our independent registered public accountants, as well as the current beliefs and expectations of Company management, and current market conditions, which are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. The Company makes no commitment, and disclaims any duty, to update or revise any forward-looking statements to reflect future events or changes in these expectations.

Meritage’s business is subject to a number of risks and uncertainties, including: weakness in the homebuilding market resulting from the current economic downturn; interest rates and changes in the availability and pricing of residential mortgages; housing affordability; fluctuations in demand, competition, sales orders, cancellation rates and home prices in our markets; potential write-downs or write-offs of assets, including pre-acquisition costs and deposits; investments in land and development joint ventures; the exposure to obligations under performance and surety bonds, performance guarantees and letters of credit; the cost and availability of insurance, including the unavailability of insurance for the presence of mold; the impact of construction defect and home warranty claims; our success in prevailing on contested tax positions and the impact of deferred tax valuation allowances; materials and labor costs; changes in the availability and pricing of real estate in the markets in which the Company operates; the ability to acquire additional land or options to acquire additional land on acceptable terms; general economic slow downs; dependence on key personnel and the availability of satisfactory subcontractors; the Company’s lack of geographic diversification; inflation in the cost of materials used to construct homes; fluctuations in quarterly operating results; the Company’s financial leverage and level of indebtedness; our ability to take certain actions because of restrictions contained in the indentures for the Company’s senior and senior subordinated notes and the agreement for the unsecured credit facility and our ability to raise additional capital when and if needed;

success in locating and negotiating potential acquisitions; successful integration of acquired operations with existing operations; legislative or other initiatives that seek to restrain growth or new housing construction or similar measures; consumer confidence, which can be impacted by economic and other factors such as terrorism, war, or threats thereof and changes in energy prices or stock markets; our potential exposure to natural disasters; and other factors identified in documents filed by the Company with the Securities and Exchange Commission, including those set forth in our Form 10-K for the year ended December 31, 2007, and our most recent Form 10-Q, under the caption “Risk Factors.” As a result of these and other factors, the Company’s stock and note prices may fluctuate dramatically.

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